Exhibit 99.1

FOR IMMEDIATE RELEASE

Naqi Appoints Global Technology Leader Chris Efstathiou to Advisory Board to Support Commercialization and Scale

Vancouver, BC — October 13, 2026 — Naqi Logix Inc. (“Naqi” or the “Company”), an AI-neurotechnology company that is a silent, invisible intent interface between humans and technology, today announced the appointment of Chris Efstathiou to its Advisory Board.

Mr. Efstathiou brings extensive operational and supply chain expertise from leadership roles at global technology companies including Macroni, Dell, BlackBerry, Amazon Robotics, and Mattel. He built, scaled and operated some of the most complex and leading supply chains over his career. Mr. Efstathiou has supported early-stage businesses transitioning emerging technologies toward commercialization and currently serves as Vice President of Operations at Archer Aviation Inc.

“ “As we move Naqi’s technology toward commercialization, building the right operational expertise around us is critical. Chris brings an exceptional combination of global supply chain leadership, manufacturing experience, and a proven understanding of how to scale innovative technologies into commercial markets. His experience across leading technology companies will be invaluable as we strengthen our operational capabilities, prepare for scalable production, and expand the reach of our technology across industries. We are delighted to welcome Chris to our Advisory Board as we enter this important phase of Naqi’s growth,” said Mark Godsy, Naqi Logix CEO.

“I’m delighted to join the Advisory Board and contribute to Naqi’s next chapter of growth and innovation,” said Chris Efstathiou. “ Naqi Logix is addressing an exciting opportunity at the intersection of neural technology and human-computer interaction. I’m impressed by the potential of its approach to create more intuitive and seamless ways for people to interact with technology. I look forward to working with the team to support the company’s commercialization strategy, strengthen its operational capabilities, and help build a foundation for sustainable growth as it brings this technology to new markets and applications. ”

His appointment further strengthens Naqi’s Advisory Board as the Company advances its non-invasive neural interface platform toward broader commercialization, with an increased focus on operational readiness, scalable manufacturing, and industries expansion.

About Naqi Logix

Naqi Logix Inc. is an AI-neurotechnology company that is a silent, invisible intent interface between humans and technology. Naqi’s non-invasive, earbud-based neural interface platform captures biosignals and uses proprietary AI to interpret intent, turning subtle facial micro-gestures and head movements into real-time digital commands. Safe, private, and camera-free, Naqi enables hands-free, voice-free, screen-free, implant-free control across computers, mobile devices, robotics, and connected environments.

Learn more at www.naqilogix.com and invest.naqilogix.com*.

Investor Information

*Accredited investors are not limited in the amounts they may invest. Non-accredited investors may invest no more than 10% of the greater of annual income or net worth, for individuals, or 10% of the greater of annual revenue or net assets at fiscal year-end, for entities.

This Regulation A+ offering is made available through Dealmaker Securities LLC, member FINRA/SIPC. This investment is speculative, illiquid, and involves risk, including the possible loss of your entire investment. Past performance is not indicative of future results. As described in the Offering Circular, the Company retains the right to continue the offering beyond the termination date in its sole discretion. Details of the offering, including the Offering Circular filed with the U.S. Securities and Exchange Commission, are available at invest.naqilogix.com.

Investor Relations

David Rokoss

Investor@naqilogix.com

1-888-627-4564 ext. 1

Media Contact

Jami Lah

Marketing Director

outreach@naqilogix.com

1-888-627-4564

Forward Looking Statements

This press release, including any materials referenced herein, may contain forward-looking information or statements under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”), including, without limitation, statements regarding the future plans, objectives and goals of Naqi Logix Inc. (the “Company”); the Company’s future financial results; the anticipated advancement of and benefits derived from the Company’s neurotechnology program; the results of ongoing equity and debt financing activities, appointment of Advisory Board and the Company’s Regulation A+ Offering. Forward-looking statements may be identified by terminology such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “potential,” “may,” “might,” “will,” “could,” “should,” or “would,” or negative versions thereof or similar expressions.

Forward-looking statements reflect current beliefs of management of the Company and are based on certain factors and assumptions, which by their nature are subject to inherent risks, uncertainties and assumptions about the Company, including, among others, related to the Company’s business developments and growth strategy; the Company’s future performance, business prospects and opportunities; the Company’s limited operating history and history of losses; the availability of adequate financing and on favorable terms; the Company’s foreign private issuer status; customer demand for the Company’s products and services; technological changes; the competitive landscape; the Company’s ability to manufacture or distribute products and services; the protection of the Company’s intellectual property and user data; legal, tax and regulatory complexity and uncertainty including with respect to required regulatory approvals for the Company’s technologies for medical applications; internal controls; the Company’s ability to attract and retain skilled personnel; uncertain political and economic conditions; inflation and interest rate variability; supply chain and engineering challenges; cybersecurity threats; the Company’s success at managing risks; and other risks discussed in the Company’s periodic and current reports and offering statements filed with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements are not guarantees of future performance and actual events and results could differ materially from those expressed or implied by forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the press release or as of the date otherwise specifically indicated herein. Other than as specifically required by applicable law, the Company does not intend to update any forward-looking statements whether as a result of new information, future events or otherwise.

3